EXHIBIT 99.1

Edible Garden Secures Multi-Year Private Label Supply Agreement, Expanding Partnership with Major Midwest Big-Box Retailer

Agreement Broadens Private Label Herb Program Across the Midwest and Further Strengthens Long-Term Retail Growth Strategy

BELVIDERE, NJ, August 3, 2026 — Edible Garden AG Incorporated (“Edible Garden” or the “Company”) (Nasdaq: EDBL, EDBLW), a leader in controlled environment agriculture (CEA), organic and sustainable produce, and developer of the Zero-Waste Inspired® mission and Farm-to-Formula® platform, today announced that it has entered into an expanded multi-year supply agreement with a major Midwest big-box retailer, extending the relationship through December 31, 2028 and significantly broadening its private label fresh herb program across the retailer's Midwest footprint. The extended relationship reflects the Company's continued success in deepening partnerships with leading retailers while growing its private label business and reinforces Edible Garden's position as a trusted supplier of premium, sustainably grown produce.

"We are pleased to further strengthen our relationship with a major Midwest big-box retailer through this expanded multi-year agreement," said Jim Kras, Chief Executive Officer of Edible Garden. "We believe this agreement reflects the confidence leading retailers continue to place in our ability to consistently deliver premium-quality, sustainably grown products backed by dependable execution and year-round supply. Covering more than 20 fresh herbs and specialty products across multiple categories, the program expands consumer access to fresh, sustainably grown culinary herbs and living plants throughout the Midwest. Just as importantly, we believe it demonstrates the strength of our scalable controlled environment agriculture network and strategic grower partnerships, which enable us to provide reliable year-round supply while maintaining the quality, freshness, and food safety standards our retail partners expect.”

"As we expand our Midwest production and distribution capabilities, including our operations in Grand Rapids, Michigan, and Webster City, Iowa, we are enhancing supply chain efficiency and strengthening our ability to support large retail partners with consistent execution. Agreements like this also reinforce the commercial foundation of our business as we advance our Farm-to-Formula® strategy, including the buildout of our Prairie Hills facility, where we are partnering with Tetra Pak to produce higher-margin, shelf-stable ready-to-drink nutrition products. Together, these initiatives are expected to strengthen our operating model, reflect the depth of our customer relationships and advance our long-term strategy of expanding both our branded and private label businesses while creating new avenues for sustainable growth" concluded Mr. Kras.

Edible Garden supports its growing retail footprint through its proprietary GreenThumb 2.0™ software platform, which leverages advanced data analytics and precision agriculture to optimize growing conditions, improve product quality and enhance operational efficiency. Guided by its Zero-Waste Inspired® philosophy, the Company integrates sustainable growing practices designed to minimize waste, maximize resource efficiency, and deliver premium products with exceptional freshness and industry-leading food safety standards. The agreement aligns with the Company's strategy of expanding relationships with key retail partners while increasing penetration of both branded and private label products across strategic U.S. markets.

ABOUT EDIBLE GARDEN®

Edible Garden AG Incorporated is a leader in controlled environment agriculture (CEA), delivering organic, better-for-you, sustainable produce and products through its Zero-Waste Inspired® next-generation farming model. Available in over 6,000 retail locations across the United States, Caribbean, and South America, Edible Garden is at the forefront of the CEA and sustainability technology movement, distinguished by its advanced safety-in-farming protocols, sustainable packaging, patented GreenThumb software, and innovative Self-Watering in-store displays. The Company operates state-of-the-art, vertically integrated greenhouses and processing facilities, including Edible Garden Heartland in Grand Rapids, Michigan; Edible Garden Prairie Hills in Webster City, Iowa; and its headquarters at Edible Garden Belvidere in New Jersey. It also partners with a network of contract growers strategically located near major U.S. markets to ensure freshness and reduce environmental impact. The Company is also expanding its Prairie Hills facility in Webster City, Iowa, into a dedicated ready-to-drink (RTD) clean nutrition manufacturing hub, supporting its Farm-to-Formula® strategy and its transformation into higher-margin, shelf-stable nutrition categories.

Edible Garden’s proprietary GreenThumb 2.0 software—protected by U.S. Patents US 11,158,006 B1, US 11,410,249 B2, and US 11,830,088 B2—optimizes vertical and traditional greenhouse growing conditions while aiming to reduce food miles. Its patented Self-Watering display (U.S. Patent No. D1,010,365) is designed to extend plant shelf life and elevate in-store presentation. In addition to its core CEA operations, Edible Garden owns three patents in advanced aquaculture technologies: a closed-loop shrimp farming system (US 6,615,767 B1), a modular recirculating aquaculture setup with automated water treatment and feeding (US 10,163,199 B2), and a sensor-driven ammonia control method utilizing electrolytic chlorine generation (US 11,297,809 B1).

The Company has been recognized as a FoodTech 500 firm by Forward Fooding, is a multi-year participant in Walmart’s Project Gigaton and a Giga Guru designee and has received NRG’s Excellence in Energy Award for its commitment to measurable environmental performance and energy stewardship. Edible Garden also develops and markets a growing line of nutrition and specialty food products, including Vitamin Way® and Vitamin Whey®—plant and whey protein powders—and Kick. Sports Nutrition, a premium performance line for health-conscious athletes seeking cleaner, better-for-you options. The Company’s offerings further include fresh, sustainable condiments such as Pulp fermented gourmet and chili-based sauces, as well as Pickle Party, a collection of fermented fresh pickles and krauts.

Learn more at https://ediblegardenag.com

For Pulp products, visit https://www.pulpflavors.com.

For Vitamin Whey® products, visit https://vitaminwhey.com.

For Kick. Sports Nutrition products, visit https://kicksportsnutrition.net/

Watch the Company’s latest corporate video here.

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FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “expand,” “extend,” “transform,” “strategy,” “advance,” “create,” “initiative,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. These statements include, without limitation, statements regarding the Company’s ability to expand and strengthen its operations, the development of the Company’s ready-to-drink manufacturing facility in Webster City, Iowa, and the Company’s Farm-to-Formula® strategy. Forward-looking statements are based on the Company’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those described in the “Risk Factors” section and other sections of the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date on which they are made, and the Company undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Crescendo Communications, LLC

212-671-1020

EDBL@crescendo-ir.com

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